Exhibit 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

THIRD AMENDMENT TO LEASE

This THIRD AMENDMENT TO LEASE (this “Amendment”) is dated for reference purposes as of the 16th day of April, 2013, between FSP-RIC, LLC (“Landlord”), and DENDREON CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A. Landlord, as successor to The Northwestern Mutual Life Insurance Company, and Tenant are parties to that certain Office Lease dated February 26, 2011, as amended by that certain First Amendment to Office Lease dated March 8, 2011, and by that certain Second Amendment to Office Lease dated July 27, 2012, and by that certain Third Amendment to Office Lease dated June 27, 2012, which was rescinded in its entirety by that certain Rescission Agreement dated June 27, 2012 (collectively the “Lease”) pursuant to which Tenant leased certain space from Landlord in the building located at 1301 Second Avenue in Seattle, Washington.

B. The parties have agreed to remove Floors 33 and 34 from the Premises on the terms and conditions set forth herein.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

1. Floor 33. Tenant shall vacate Floor 33 and surrender possession of Floor 33 to Landlord on or before June 30, 2013, and upon such surrender Floor 33 shall no longer be considered part of the Premises. Tenant shall remove all of its furniture, fixtures and equipment from the floor and shall leave the floor in “broom clean” condition no worse than its condition on March 28, 2013 , reasonable wear and tear excepted. Tenant shall pay Landlord a sum equal to the Base Rent and Additional Rent on Floor 33 through September 30, 2013. Such amount shall be payable monthly in advance. The parties agree that Floor 33 contains 22,583 square feet of Rentable Area. Provided that Tenant has surrendered possession as required above, effective as of October 1, 2013, Tenant’s Proportionate Share shall be reduced to fifteen and 54/100 percent (15.54%) and Tenant’s Parking Allocation shall be reduced by 15 spaces. If Tenant does not vacate Floor 33 by September 30, 2013, Tenant shall be deemed to be holding over on such floor and the terms of Section 33.11 of the Lease shall apply to that floor without further notice or demand from Landlord.

2. Floor 34. Tenant shall vacate Floor 34 and surrender possession of Floor 34 to Landlord on or before April 30, 2014, and upon such surrender Floor 34 shall no longer be considered part of the Premises. Prior to surrendering possession of Floor 34, Tenant shall (a) remove all of its furniture, fixtures and equipment from the floor and shall leave the floor in “broom clean” condition no worse than its condition on March 28, 2013, reasonable wear and tear excepted, and (b) design and install a barrier acceptable to Landlord in the stairwell connecting Floors 34 and 35 of the Premises, provided that Tenant shall only be responsible for designing and installing the portion of the barrier that will be constructed around the top of the stairwell on Floor 35 (and not for any portion of the barrier that will surround the stairwell on Floor 34). Landlord shall reimburse Tenant for the cost of designing the barrier. Tenant shall pay Landlord a sum equal to the Base Rent and Additional Rent on Floor 34 through July 31, 2014. Such amount shall be payable monthly in advance. The parties agree that Floor 34 contains 22,583 square feet of Rentable Area. Provided that Tenant has surrendered possession as required above, effective as of July 31, 2014, Tenant’s Proportionate Share shall be reduced to twelve and 95/100 percent (12.95%) and Tenant’s Parking Allocation shall be reduced by 14 spaces. If Tenant does not vacate Floor 34 by July 31, 2014, Tenant shall be deemed to be holding over on such floor and the terms of Section 33.11 of the Lease shall apply to that floor without further notice or demand from Landlord.

3. Calculation of Base Rent. The chart included in Section 4.1 of the Lease is deleted in its entirety and replaced with the following:

Period	Annual Base Rent per square foot of Rentable Area in the Premises
Months 1 to 2	$	[	**]
Months 3 - December 31, 2012	$	[	**]
January 1, 2013 to December 31, 2013	$	[	**]
January 1, 2014 to December 31, 2014	$	[	**]
January 1, 2015 to December 31, 2015	$	[	**]
January 1, 2016 to December 31, 2016	$	[	**]

Monthly Base Rent shall be equal to one twelfth of the Annual Base Rent multiplied by the Rentable Area of the Premises.

4. Parking. From and after the date hereof (a) Tenant shall have no further rights to, nor any further obligations with respect to, reserved parking spaces (including the space for the large Dodge pickup truck or van referenced in Section 1.1(t) of the Lease), (b) Tenant’s entire parking allocation under the Lease shall be for unreserved parking spaces, and (c) all references to reserved parking rates shall be of no further force or effect. Landlord may restripe the reserved parking stalls mentioned in Section 1.1(t) of the Lease to their original configuration at any time.

5. Condition. If Landlord has not entered into a binding lease with a replacement tenant for floors 33 and 34 within thirty (30) days after the date hereof, Landlord may rescind this Amendment by written notice to Tenant, provided that such rescission right terminates and is of no further effect following thirty (30) days after the date hereof if not exercised by Landlord prior thereto.

6. Renewal Options. Section 32(1) of the Lease is amended to replace the first sentence with the following, “Provided that (i) no Event of Default, as defined in Article 25.1 of this Lease, then exists, (ii) no Chronic Default, as defined in Article 25.1 of this Lease, has occurred or is continuing, and (iii) as of the Expiration Date, Tenant and/or any affiliate of Tenant is in occupancy of no less than three (3) full contiguous floors in the Building, then Tenant shall have the right and option, exercisable by giving written notice thereof at least nine (9) months, but not more than twelve (12) months prior to the Expiration Date (“Renewal Notice”), to extend the Term of this Lease to May 10, 2019 (the “Renewal Term”). Such renewal shall apply solely to floors in the Building that Tenant and/or any affiliate of

Tenant occupies in whole or in part as of the Expiration Date and must cover either (a) the highest three (3) contiguous full floors in the Premises, or (b) the lowest three (3) contiguous full floors in the Premises, and in either case will not cover any floors that are not contiguous with such three (3) floors.”

7. Broker’s Commission. Tenant represents and warrants to Landlord that it has had no dealing with any broker or agent in connection with this Amendment. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all liabilities for any other commissions or other compensation or charges claimed by any broker or agent based on dealings with Tenant.

8. Defined Terms; Conflict. Capitalized terms used herein and not otherwise defined shall have the meanings given in the Lease. If there is any conflict between the terms, conditions and provisions of this Amendment and the terms and conditions of the Lease, the terms, conditions and provisions of this Amendment shall prevail.

9. No Further Amendment. This Amendment sets forth the entire agreement of the parties as to the subject matter hereof and supersedes all prior discussions and understandings between them. Except as expressly modified by this Amendment, all terms, covenants and provisions of the Lease shall remain unmodified and in full force and effect and are hereby expressly ratified and confirmed.

10. Confirmation. Tenant represents and warrants to Landlord that to the best of Tenant’s knowledge and belief: (a) no defenses or offsets exist to the enforcement of the Lease by Landlord and there are no unresolved or pending disputes or claims between Landlord and Tenant with respect to the Lease or the Premises; (b) neither Tenant nor Landlord is in default in the performance of the Lease; and (c) neither Tenant nor Landlord has committed any breach of the Lease, nor has any event occurred which, with the passage of time or the giving of notice or both, would constitute a default or a breach by Tenant or Landlord under the Lease. As additional consideration for this Amendment, Tenant hereby waives and releases any and all claims, known and unknown, it may have or assert against Landlord under the Lease arising prior to the date of this Amendment.

11. UBTI. Landlord and Tenant agree that all Rent payable by Tenant to Landlord shall qualify as “rents from real property” within the meaning of both Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Department of Treasury Regulations promulgated thereunder (the “Regulations”). In the event that Landlord, in its sole and absolute discretion, determines that there is any risk that all or part of any Rent shall not qualify as “rents from real property” for the purposes of Sections 512(b)(3) or 856(d) of the Code and the Regulations promulgated thereunder, Tenant agrees (1) to cooperate with Landlord by entering into such amendment or amendments as Landlord deems necessary to qualify all Rents as “rents from real property,” and (2) to permit an assignment of this Lease; provided, however, that any adjustments required pursuant to this Section shall be made so as to produce the equivalent Rent (in economic terms) payable prior to such adjustment.

12. Miscellaneous. This Amendment may not be amended or rescinded in any manner except by an instrument in writing signed by a duly authorized officer or representative of each party hereto. Each of the schedules or exhibits referred to herein (if any), is incorporated herein as if fully set forth in this Amendment. If any of the provisions of this Amendment be found to be invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be stricken and the remainder of this Amendment shall nonetheless remain in full force and effect unless striking such provision shall materially alter the intention of the parties. No waiver of any right under this Amendment shall be effective unless contained in a writing signed by a duly authorized officer or representative of the party sought to be charged with the waiver and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future right or of any other right arising under this Amendment.

13. Representation. Tenant acknowledges that it has been represented, or has had sufficient opportunity to obtain representation of counsel with respect to this Amendment. Tenant represents to Landlord that Tenant has read and understood the terms hereof and the consequences of executing this Amendment and that, except as expressly set forth herein, no representations have been made to Tenant to induce the execution of this Amendment. Tenant further waives any right it may have to require the provisions of this Amendment to be construed against the party who drafted it.

14. Authority. Each person signing this Amendment on behalf of the respective parties represents and warrants that he or she is authorized to execute and deliver this Amendment, and that this Amendment will thereby become binding upon Landlord and Tenant, respectively.

15. Counterparts. This Amendment may be executed in counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LANDLORD:

FSP-RIC, LLC,

a Delaware limited liability company

By: Fifth Street Properties, LLC,

a Delaware limited liability company,

its sole member

By: CWP Capital Management LLC,

a Delaware limited liability company,

its manager

By:	/s/ Joseph A. Corrente
Name: Joseph A. Corrente
Title: Senior Vice President

TENANT:

DENDREON CORPORATION,

a Delaware corporation

By:	/s/ Greg Schiffman
Name: Greg Schiffman
Title: CFO

LANDLORD ACKNOWLEDGMENT

State of California

County of Los Angeles)

On 4-17-2013 before me, LeAnn Erin Holsapple

personally appeared Joseph Corrente,

who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature /s/ LeAnn Erin Holsapple                              (Seal)

Tenant Acknowledgement

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

On this 4th day of April, 2013, before me, a Notary Public in and for the State of Washington, personally appeared Greg Schiffman, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed this instrument, on oath stated that he/she was authorized to execute the instrument, and acknowledged it as the CFO of DENDREON CORPORATION, to be the free and voluntary act and deed of said corporation for the uses and purposes mentioned in the instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

/s/ Julia A. Cross
NOTARY PUBLIC in and for the State of Washington, residing at Redmond, Washington
My appointment expires 9-18-16
Print Name Julia A. Cross